Exhibit (a)(1)(C)

UBID.COM HOLDINGS, INC.
NOTICE OF WITHDRAWAL
OF OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE
PURSUANT TO THE OFFER TO EXCHANGE DATED FEBRUARY 19, 2008

If you previously elected to exchange eligible options for restricted stock rights by submitting a Letter of Transmittal and you would like to withdraw your election to exchange one or more of your eligible option grants, you must complete, sign and return this entire Notice of Withdrawal (including both pages) via electronic delivery, facsimile, regular mail, overnight courier or hand delivery using the following contact information:

Via Electronic Delivery:

Scan the completed and signed Letter of Transmittal and e-mail it to mikem@ubid.com.

Via Facsimile:

uBid.com Holdings, Inc., Attn: Miguel A. Martinez, Jr., Fax. No. (773) 272-5000.

Via Regular Mail, Overnight Courier or Hand Delivery:

uBid.com Holdings, Inc., Attn: Miguel A. Martinez, Jr., 8725 W. Higgins Road, Suite 900, Chicago, Illinois 60631.

We must receive your election to withdraw before 9:00 p.m., Central Time, on March 18, 2008, unless the offer is extended, in which case this Notice of Withdrawal must be received before the extended expiration of this Offer to Exchange.

You may confirm that your documents have been received by calling Miguel A. Martinez, Jr. at (773) 272-5000 or by sending an e-mail to mikem@ubid.com. We intend to electronically confirm our receipt of your Notice of Withdrawal within two (2) business days of receipt. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your notice.

If you have questions regarding the withdrawal of your election, please call Miguel A. Martinez, Jr. (773) 272-5000 or send an e-mail to mikem@ubid.com.

From:	(Name of Employee)

To:	uBid.com Holdings, Inc.

I previously received the Offer to Exchange dated February 19, 2008, a form of Letter of Transmittal, the Individual Statement of Options, Tax Payment Election Form, the Form of Restricted Stock Agreement (“Agreement”) and the 2005 Equity Incentive Plan (the “2005 Plan”).

I signed and returned the Letter of Transmittal, thereby electing to exchange one or more of my eligible option grants for restricted stock rights of uBid. I now wish to withdraw one or more of my tendered options from the offer. I understand that by signing this Notice of Withdrawal and delivering it pursuant to the procedure described in Part III, Section 5 of the Offer to Exchange and the instructions above, I will be withdrawing my election with respect to all eligible options listed in Annex A. I have indicated by checking “Withdraw” and writing my initials. I understand that, alternatively, I may reject the offer with respect to all my eligible options by checking the appropriate box in Annex A.

By withdrawing my election, I understand that I will not receive any restricted stock rights for, and will continue to hold, the options withdrawn from the offer, which will continue to be governed by the terms and conditions of the applicable existing stock option agreement(s) between uBid and me.

I understand that if I wish to change this withdrawal of my tendered options and once again accept the offer for any options that I have withdrawn, I must submit a new Letter of Transmittal prior to the expiration of the Offer to Exchange.

ANNEX A
UBID.COM HOLDINGS, INC.
NOTICE OF WITHDRAWAL
OF OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE
PURSUANT TO THE OFFER TO EXCHANGE DATED FEBRUARY 19, 2008

Employee

Name:

IMPORTANT: If you wish to withdraw all of the options you previously elected to exchange, please check the first box below. If you wish to specify the individual option grants that you are withdrawing from the exchange program, please check the second box below and, for each of the options listed below that you wish to withdraw, please mark “Withdraw.” Please write your initials next to each “Withdraw” entry.

☐ I want to withdraw all of the options I previously elected to exchange in the option exchange program. I understand that any previous elections I made will be considered void. I will retain my current stock options with their current terms and conditions.

☐I want to withdraw from participation in the option exchange program only those options that I have indicated below. I understand that, with respect to the options I am withdrawing, any previous elections I made will be considered void, and I will retain my current stock options with their current terms and conditions. I understand that those options I have not indicated for withdrawal below will continue to participate in the existing uBid option exchange program.

Option Number	Outstanding Stock Options	Exchange Ratio	Number of Restricted Stock Rights	Withdraw	Initials

I have completed and signed this Notice of Withdrawal exactly as my name appears on my original Letter of Transmittal.

Employee Signature	Date and Time
Employee Name Printed	E-mail Address
Daytime Telephone Number